Exhibit 10.01
Form of
FY06 Executive Annual Incentive Plan
This Executive Annual Incentive Plan (“Plan”) of Symantec Corporation (“Symantec”) is effective as of July 2, 2005. The Board of Directors reserves the right to alter or cancel all or any portion of the Plan for any reason at any time.

Job Category:	___________________________ __________________

Purpose:	Provide critical focus on specific, measurable corporate goals and provide performance-based compensation based upon the level of attainment of such goals.

Bonus Target:	The target incentive bonus for this executive position is ___%* of the annual base salary. Annual base salary has been established at the beginning of the fiscal year. Bonuses will be paid based on actual annual base salary earnings from time of eligibility under the Plan through March 31, 2006. Payments will be subject to applicable payroll taxes and withholdings.

Bonus Payments:	The annual incentive bonus will be paid once annually. Payment will be made within six weeks of the financial close of the fiscal year. Any payment made under this Plan is at the sole discretion of the Board of Directors.

Components:	Two performance metrics* will be used to determine the annual incentive bonus payment:

Metric	Weighting	FY06 Targets
Corporate Revenue
Corporate Earnings per Share

Achievement Schedule:	The established threshold must be exceeded for the applicable performance metric before the bonus applicable to such performance metric will be paid. This Plan is uncapped.

FY06 Revenue Growth Targets	% Payout	FY06 EPS Targets	% Payout

Pro-ration:	The calculation of the annual incentive bonus will be based on eligible base salary earnings for the fiscal year and, subject to the eligibility requirements below, will be pro-rated based on the number of days participant is employed as a regular, full-time employee of Symantec during the fiscal year.

Eligibility:	The Plan participant must be a regular, full-time employee of Symantec at the end of the fiscal year in order to be eligible to receive the annual incentive bonus. If the company

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grants an interim payment for any reason, the participant must be a regular, full-time employee at the end of that performance period in order to receive such payment. A participant who leaves before the end of the fiscal year will not be eligible to receive the annual incentive bonus or any pro-rated portion thereof.

Exchange Rates:	The performance metrics will not be adjusted for any fluctuating currency exchange rates. Actual growth numbers will be used.

Acquisition:	In the event of an acquisition or purchase of products or technology, the Compensation Committee of the Board of Directors may adjust the Revenue Growth and Earnings per Share Targets to reflect the potential impact upon the Symantec’s financial performance.

Plan Provisions:	This Plan is adopted under the Symantec Senior Executive Incentive Plan effective as of April 3, 2004 and approved by Symantec’s stockholders on August 21, 2003.

This Plan supersedes the FY06 Executive Annual Incentive Plan dated April 1, 2005, which is null and void as of the adoption of this Plan.

Participation in the Plan does not guarantee participation in other or future incentive plans. Plan structures and participation will be determined on a year-to-year basis.

The Board of Directors reserves the right to alter or cancel all or any portion of the Plan for any reason at any time. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Administrator”), and the Administrator shall have all powers and discretion necessary or appropriate to administer and interpret the Plan.

The Board of Directors reserves the right to exercise its own judgment with regard to company performance in light of events outside the control of management and/or participant.
* See Annex A

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Annex A
2006 Executive Incentive Plan
Additional Material Terms
Under the terms of the Executive Incentive Plans, Symantec’s executive officers are eligible to receive performance-based incentive bonuses at the end of the fiscal year with target payouts ranging from 40% to 125% of their annual base salaries. The actual bonus amounts for all executive officers other than Symantec’s Vice President of Finance and Chief Accounting Officer are subject to the following metrics and weighting: (a) achievement of targeted revenue growth of the combined company (50% weighting); and (b) achievement of targeted earnings per share growth of the combined company (50% weighting). The bonus amount for Symantec’s Vice President of Finance and Chief Accounting Officer is subject to an individual objectives metric (30% weighting) in addition to the revenue and earnings per share metrics described above (weighted at 35% each). The measurement period for targeted revenue and earnings per share growth is the nine month period ending on March 31, 2006.

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